Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

SRI/SURGICAL EXPRESS, INC. REPORTS

FOURTH QUARTER AND YEAR END 2003 FINANCIAL RESULTS

TAMPA, FL— Monday, March 1, 2004 — SRI/Surgical Express, Inc. (SRI) (Nasdaq: STRC) announces revenues of $21.9 million for the quarter ended December 31, 2003, compared to $21.7 million for the quarter ended December 31, 2002. The Company incurred a net loss of $418,000 for the fourth quarter, compared to net income of $425,000 for the fourth quarter of 2002. The Company’s per share net loss for the fourth quarter was $0.07 per basic and diluted share, compared to per share income of $0.07 per basic and diluted share for the fourth quarter of 2002.

The Company recorded a $379,000 charge ($0.06 loss per share) in its fourth quarter for deferred state tax credits that it does not expect to realize in the future. The Company also incurred a charge of approximately $100,000 in the third and fourth quarters for consolidating its Detroit operations into its Cincinnati facility.

Revenues for the year ended December 31, 2003 were $86.5 million, compared to revenues of $86.6 million for the same period of 2002. The Company’s net loss was $499,000 for the year ended December 31, 2003, compared to net income of $2.5 million for 2002. The Company’s per share net loss for the year was $0.08 per basic and diluted share, compared to per share net income of $0.38 per basic and diluted share for 2002.

The Company experienced an adverse impact on operating profit margins in 2003 principally because of increased costs in several areas and pricing pressures from competitors offering disposable alternatives to its reusable products. The Company’s successful efforts to add new customers and increase revenues at existing accounts were offset by customer losses in 2002 and 2003.

The Company paid down its revolving credit facility by $8.5 million from $15.5 million to $7.0 million in 2003. The Company completed strategic measures in 2003 designed to strengthen and build their customer relationships and upgrade its staff, facilities, and internal processes. The Company believes this effort sets the foundation for improved results in 2004 and coming years.

SRI/Surgical Express, Inc. (www.surgicalexpress.com) provides hospitals with a daily delivery and retrieval service that furnishes reusable and disposable products and devices used in surgical procedures. The Company serves hospital customers in 21 states from 10 reprocessing facilities, one disposable products facility, and five distribution centers located throughout the United States.

The statements in this press release that are not historical, including statements regarding SRI’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI’s sales process and market acceptance of its products and services, SRI’s capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI does not undertake to update any forward-looking statements in this press release.

FOR FURTHER INFORMATION:	Charles L. Pope
SRI/Surgical Express, Inc.
(813) 891-9550 Ext. 3177

SRI/SURGICAL EXPRESS, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2003	2002	2003	2002
Revenues	$21,942	$21,724	$86,474	$86,564
Cost of revenues	16,518	15,574	64,712	61,112

Gross profit	5,424	6,150	21,762	25,452

Distribution expenses	1,494	1,469	5,946	5,698
Selling and administrative expenses	3,945	3,754	15,086	14,933

Income (loss) from operations	(15)	927	730	4,821

Unrealized gain on derivative instruments	—	—	—	101
Interest expense, net	217	248	1,090	989

Income (loss) before income taxes	(232)	679	(360)	3,933

Income tax expense	186	254	139	1,474

Net income (loss)	$(418)	$425	$(499)	$2,459

Basic earnings (loss) per common share	$(0.07)	$0.07	$(0.08)	$0.38

Weighted average common shares outstanding, basic	6,263	6,320	6,265	6,391

Diluted earnings (loss) per common share	$(0.07)	$0.07	$(0.08)	$0.38

Weighted average common shares outstanding, diluted	6,263	6,335	6,265	6,500

Condensed Consolidated Balance Sheets

(In thousands)

	As of December 31, 2003	As of December 31, 2002
Cash and cash equivalents	$627	$537
Accounts receivable, net	10,416	10,289
Inventories, net	6,030	6,977
Prepaid expenses and other assets	2,676	2,953
Reusable surgical products, net	22,035	25,642
Property, plant and equipment, net	38,539	40,264
Goodwill, net	5,244	5,244

Total assets	$85,567	$91,906

Notes payable to bank	$7,009	$15,452
Accounts payable	6,921	5,429
Accrued expenses	2,726	2,321
Obligations under capital lease	4,515	4,455
Bonds payable	9,700	9,700
Deferred tax liability, net	2,383	1,704

Total liabilities	33,254	39,061

Shareholders’ equity	52,313	52,845

Total liabilities and shareholders’ equity	$85,567	$91,906